Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to Non-Plan Inducement Stock Option and Non-Plan Inducement Restricted Stock Units of Silver Spring Networks, Inc. of our report dated March 9, 2016, with respect to the consolidated financial statements of Silver Spring Networks, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commissions.

/s/ Ernst & Young LLP

San Jose, California

August 9, 2016